Exhibit 99.1
GRANITE FALLS ENERGY LLC From the desk of Tracey Olson

Paul Enstad Chairmand of the Board of Governors Stacie Schuler Chief Financial Officer/Controller

Robin Spaude GFE Plant Manager Producing Renewable Energy for a Cleaner Environment!

For more information on Dr. Robert Zubrin and his book “Energy Victory”, visit www.energyvictory.net

Granite Falls Energy LLC

Producing Renewable Energy for a Cleaner Environment!



From the desk of Tracey Olson

Chief Executive Officer/General Manager

May 2009

What a great time of the year! The weather is mild, the leaves on the trees are appearing, the grass is getting green, the pastures are filled with newborn calves and corn is being planted. The coming of spring always brings renewed hope and optimism after a long winter. The cold weather mixed with the harsh economic environment has made for a long winter, but I am optimistic that the global economic environment and the ethanol industry are showing signs of improvement and optimism.

I want to thank all the owners of Granite Falls Energy for attending and/or sending in their proxies for the Annual Meeting held on March 19, 2009 at Prairie's Edge Casino and Convention Center. The order of business included the election of two board governors. The terms of Rod Wilkison and Scott Dubbelde were to expire at the Annual Meeting. Rod Wilkison decided to pursue another term while Scott Dubbelde decided to retire his governor position. After a very close election, Rod Wilkison was re-elected for a second term and Dennis Wagner was elected to his first term as a governor to the Granite Falls Energy Board.

Dennis is a successful business owner from South International Falls, Minnesota. Dennis has business interests in heavy construction along with logging and forestry operations. We are very happy to have Dennis with his diverse business experience as a governor to Granite Falls Energy.

I want to thank Scott Dubbelde for his tireless efforts on the board of governors. His energy, enthusiasm, and business knowledge will be missed.

I also want to thank Dean Buesing for his interest in becoming a governor of Granite Falls Energy. Dean is a very strong candidate, and I hope to see his name on the ballot in the years to come.

The meeting included presentations recapping fiscal year 2008 business results and plant operations. I want to thank Stacie Schuler and Robin Spaude for their excellent reports. Stacie summarizes her presentation later in the newsletter. Robin has also contributed with an article regarding plant operations.

The Annual Meeting concluded with our keynote speaker, Dr. Robert Zubrin. Dr. Zubrin's presentation was very factual and thought provoking. He has definitely taken the time to research and understand our nation's energy policy over the last several decades and brings to light the dangers of our continued dependence on foreign oil. He concluded by challenging all of us to do our part to support the development of renewable energy sources and to contact our political representatives to encourage them to support the advancement of renewable energy sources.

Since the annual meeting we continue to run the operations of the plant and follow the developments on the political front pertaining to ethanol and other renewable fuels. A significant event occurred on Thursday, April 23, 2009. The California Air Resources Board (CARB) approved a low carbon fuel standard (LCFS) for the state of California. The goal of the LCFS is to reduce greenhouse gas emissions by about 16 million tons in 2020. The danger of this action is that it unfairly penalizes corn based ethanol and other forms of biofuels by including a provision that quantifies 'indirect land use changes' (ILUC). CARB does not include ILUC on any other form fuel. The ruling gives a 30 point increase in the carbon intensity due to ILUC for corn based ethanol and a 46 point increase in carbon intensity for sugarcane ethanol bringing the carbon count of these fuels essentially equal to the carbon count of petroleum.

The indirect land use change provision is scientifically flawed because it does not take into account improving yield trends. In addition, it is based on the theory that more acres throughout the world are being cultivated as a direct result of biofuel production without taking into account the acres being removed from production due to urban sprawl or the social and political policies of other countries where the additional land is being cultivated. CARB is planning to form a working group to review the indirect use land effects in 2011.

The Renewable Fuels Association and Growth Energy have been very active in trying to address these types of flawed analysis, but they need help. Please take the time to educate yourself on the issue of indirect land use, carbon credits and carbon trading. The Obama administration has made renewable fuels, alternative energy and the carbon cap and trade system a priority. There remains much uncertainty about how these issues will play out, but I would rather be part of the decision making process then just have to accept the results. These policies will form our energy policy and affect each and every one of us. Take the time to be active and informed.



Paul Enstad
Chairman of the Board of Governors

We were pleased to see so many investors attend our annual meeting on March 19th, 2009 at Prairies Edge Casino near Granite Falls. We had many honored guests in attendance with us that day. Dr. Robert Zurbrin was very interesting to listen to and what he has to say concerning our industry certainly makes sense to me. Our nation needs to wean itself off of foreign oil or we could be headed for big trouble soon. His comments concerning the oil embargo, and the fact that the price was three dollars for a barrel of oil in early 1973, were fascinating. We currently import five billion barrels of oil per year into the United States. The oil reserves in Alaska are estimated to be only 16 billion barrels. His point is that we need to look elsewhere for our energy needs. He pointed out that we need not look any further than our own country and the agricultural fields of America. He stated that the United States needs to pass a law requiring all vehicles that are manufactured here to have flex fuel capabilities. His predictions show that this would have worldwide implications towards peace and prosperity. He asked each of us to do our part to make sure the bills that are being introduced in Congress can become law. Included in this newsletter are links to learn more about Dr. Zurbin's comments as well as contact information for the people in congress who can make a difference.

I believe the reports were concise and to the point. The questions that were asked were good questions and we answered them. We cannot predict the future, but at Granite Falls Energy we believe the future is bright and we will have an up cycle again. We need to work through this downturn and be prepared to take advantage when the economic conditions allow us to make money. Our Plant Manager, Robin Spaude, gave a good report on the efficiencies of the ethanol plant. When you add up all of the items mentioned we can see that the employees are doing a great job of realizing our goal of being a least cost producer. We are especially proud of our yield of 2.89 gallons. This will give us an advantage. Jason Ward from North Star Commodities gave a market presentation containing signals that point towards better economic conditions soon.

Continued on page 4



Stacie Schuler
Chief Financial Officer/Controller

Warm Spring Wishes [finally!] from the Administrative Staff…

For those of you who were unable to attend the annual meeting on March 19, I have included a recap of the financial comparisons and information presented at the meeting.

Please remember that all of this information, financial footnotes, as well as additional company and industry information, can be found in the SEC filings for each quarter, and the annual 10K. Log on to www.granitefallsenergy.com and follow the "SEC Compliance" link on the left side of the page.

Please give us a call if you need any assistance in finding or reading through these reports.

I would also like to remind all investors that if you have address changes or corrections, please call or email Denise MaKarrall (dmakarrall@granitefallsenergy.com) as soon as possible. We need to be sure our records are accurate and updated as necessary to be able to provide you your tax and company information timely.

Please have a safe and enjoyable spring!

GRANITE FALLS ENERGY, LLC
Condensed Statements of Operations

	Fiscal Year 2008	Fiscal Year 2007	Fiscal Year 2006
Revenues	$ 99,393,373	$ 94,776,725	$ 93,549,478
Cost of Goods Sold	102,396,467	75,772,701	54,539,754
Lower of Cost/Market Adjustment	1,947,000	-	-
Gross Profit (Loss)	(4,950,094)	19,004,024	39,009,724
Operating Expenses	2,916,170	2,807,130	2,894,018
Operating Income (Loss)	(7,866,264)	16,196,894	36,115,706
Other Income (Expense)	188,004	(265,153)	(1,370,038)
Net Income (Loss)	$ (7,678,259)	$ 15,931,741	$ 34,745,668
Units Outstanding	31,156	31,156	31,156
Net Income (Loss) Per Unit	$ (246.45)	$ 511.35	$ 1,115.22
Distributions Per Unit - Basic and Diluted	$ -	$ 300.00	$ 320.96

GRANITE FALLS ENERGY, LLC
Condensed Statements of Operations

	Three Months Ended January 31, 2009 (Unaudited)	Three Months Ended January 31, 2008 (Unaudited)
Revenues	$ 20,782,742	$ 24,298,870
Cost of Goods Sold	21,071,816	20,882,813
Gross Profit (Loss)	(289,074)	3,416,057
Operating Expenses	520,975	655,430
Operating Income (Loss)	(810,049)	2,760,627
Other Income (Expense)	(696,437)	(29,847)
Net Income (Loss)	$ (1,506,486)	$ 2,730,779
Weighted Average Units Outstanding	31,151	31,156
Net Income (Loss) Per Unit	$ (48.36)	$ 87.65
Distributions Per Unit	$ -	$ -

GRANITE FALLS ENERGY, LLC
Condensed Balance Sheets

	January 31, 2009 (unaudited)	October 31, 2008	October 31, 2007
ASSETS			
Current Assets	9,104,651	9,382,784	15,901,679
Property, Plant and Equipment (net of depreciation)	47,061,350	48,648,041	54,677,788
Other Assets	34,994	35,694	38,493
Total Assets	$ 56,200,995	$ 58,066,519	$ 70,617,960
LIABILITIES AND MEMBERS' EQUITY			
Current Liabilities	6,271,812	6,108,632	10,908,043
Long-Term Debt	422,879	445,097	518,868
Members' Equity	49,506,304	51,512,790	59,191,049
Total Liabilities and Members' Equity	$ 56,200,995	$ 58,066,519	$ 70,617,960

Continued on page 3

As we enter the spring season we've just completed our 8th scheduled maintenance shutdown in over 3 ½ years of operation. We also took advantage of this outage to incorporate some heat exchanger upgrades to the mash train and distillation.

Though our shut down was thorough it was not as routine as previous outages. The days were long for all but we did not have any safety injuries/incidents during that time and I'm very grateful to the entire crew for their diligence in that discipline. We uncovered, however, a few "surprises" that needed to be corrected before restarting the plant. Some of these include:

Stainless steel corn mash recirculation line on the beer well was found to be paper thin in some spots and was replaced with heavier wall stainless steel tube. We expected wear by now but not to the degree that we observed. We should not have to deal with replacement of this line again for many years from now.



Robin Spaude
GFE Plant Manager

The combustion chamber of our T.O. was designed and constructed with a pre-heater inlet screen that, by design, was virtually inaccessible. ICM had issued a service bulletin late last fall that advised of these screens plugging and needing to be inspected. Using a bore scope back then did not reveal a problem. We opted to cut 6 man-ways into the combustion chamber outer skin to have better access to the screen for inspection and periodic cleaning during a shut down. As suspected, we also had screen plugging, but did not expect to find missing and severely corroded carbon steel support rods behind this screen. After consultation with the burner manufacturer we got their written approval to eliminate the screen and we also replaced the support rods with stainless steel. Like having an appendix removed; it can be a pain but one can live with out it if need be. Newer model burner units do not have the screen which was our basis for argument to the manufacturer to remove the screen entirely.

During the regen cooler upgrade we discovered that some of the heat exchanger plates in the original plate pack were installed backwards; that was the first surprise. The second challenge was the entire plate pack with gaskets was so stuck together that we had to replace the entire plate pack and then added additional plates to complete the upgrade. Essentially, we had been running with a handicap since the plant was new and didn't realize it.

More positive aspects of our shut down were:

Cleaner dryers and duct work due to our oil separator extracting the oil from syrup before hitting the dryers.

Oxidizer tank, which receives incoming raw river water, was relatively clean despite the Minnesota River flooding this spring and the high turbidity levels of the incoming water.

No safety issues as previously stated with GFE plant employees or contractors.

Grain receiving/shipping was back in operation after three days receiving corn and loading out ethanol and DDGS. The production portion of the plant start up was delayed a day due to mash train "A" upgrade delays. Start up had a few glitches but we would consider these normal for the time the plant was down which was four days instead of the three days planned. Within the first 18 hours of restart, however, our plant operators began noticing significant performance improvement in distillation. After adjusting to these changes the plant was pretty stable by the end of the first 24 hours and not the usual 48 hours. We are quite pleased with the mash train "A" and regen cooler modifications thus far. We can now modify mash train "B" while the plant is running and without slowing down production and plan to do so within a month. The improvements we are seeing include reduced natural gas consumption due to less steam load demand in distillation and reduced water consumption. By the next newsletter I should have some firm information to share with you but I will say that at this point the changes are exceeding engineering expectations.

The GFE production staff continues to tighten their belts and run lean. We have kept actual expenses and overhead under our operating budget thus far. Natural gas prices continue to drop and with warmer weather ahead of us it will be interesting to see how we fare on Btu's/gallon of ethanol produced. I had reported to those at our March 09 shareholders meeting that our natural gas consumption per gallon of ethanol produced continues in a reduced trend since initial start up and FY 2008 finished at 28,000 btu's/gal with all of our distillers grain being dried.

We also continue to network with many other plants of our size looking for ways to improve our operations, yet protect our proprietary interests. WE still have a great running plant and it is always gratifying to install upgrades and see the positive results right away.

I hope that this spring's crop planting goes well for the farmers and you get the much needed rain timely.

Producing Renewable Energy for a Cleaner Environment!

Continued from page 2

GRANITE FALLS ENERGY, LLC

Production / Price Levels	Qtr 1 2009	FY 2008	FY 2007	FY 2006
Ethanol sold (gallons)	11.8M	45.1M	45.3M	43.8M
Ethanol average price per gallon (net of hedging)	$1.43	$1.85	$1.87	$1.96
Dried distillers grains sold (tons)	31,565	120,433	123,498	108,759
Dried distillers grains average price per ton	$108.45	$123.55	$81.10	$60.84
Modified distillers grains sold (tons)	3,980	2,432	9,091	10,593
Modified distillers grains average price per ton	$64.68	$44.23	$29.59	$20.49
Corn oil sold (pounds)	1.45M	2.9M	-	-
Corn oil average price per pound	$0.15	$0.38	-	-
Corn ground (bushels)	4.2M	15.5M	15.9M	15.3M
Corn costs per bushel (net of hedging)	$3.26	$4.90	$3.11	$1.85

15045 Hwy. 23 SE
Granite Falls, MN 56241

PRSRT STD
US POSTAGE
PAID
GRANITE FALLS, MN
Permit No. 58

Continued from page 2

Our Chief Executive Officer, Tracey Olson, gave a recap of last year's business. Tracey works very closely with all of our consultants, including Eco Energy, our ethanol marketer, North Star Commodities and U.S. Energy. Tracey also gave his take on what we are currently doing and he gave insight into the future. Our Chief Financial Officer, Stacie Schuler, gave a report which contained information from the last three years of operations. It is interesting to note that our revenues stayed about the same, but in fiscal year 2008 our cost of goods increased dramatically. This information is good for all of us to see so that we can better understand what happened in 2008 and the first quarter of 2009.

One of our founding members retired from the Board of Governors. Scott Dubbelde has been an asset to this Company that will not be easily replaced. His business knowledge and financial expertise have been very valuable for Granite Falls Energy. I respect his decision to retire and I am very proud of his efforts from the day of our first steering committee meeting nearly nine years ago to the present. It was an honor to sit on the Board of Governors with Scott and we wish him well in the future.

As chairman of the Board of Governors I am probably closer to the business at hand concerning your company and our industry than some of you are, however I must say that I came away from the annual meeting having learned a lot. For me the meeting was informative and I believe we have many reasons to be optimistic for the future. I want to thank everyone for attending and a thank you goes out to the all of the presenters. Many employees were in attendance and many helped to make the meeting run very smoothly. On behalf of the Board of Governors I want to thank you for your efforts, they are much appreciated.

Paul Enstad, Chairman of the Board of Governors

For more information on Dr. Robert Zubrin and his book "Energy Victory", visit www.energyvictory.net

This letter contains forward-looking statements which discuss the future of the ethanol industry and our future operating and financial performance. Specifically, the forward-looking statements regarding future crush margins and our environmental permitting involve numerous assumptions, risks and uncertainties including, without limitation, changes in the availability of credit, demand and supply of ethanol, corn production, plant operations and the actions of regulatory authorities. Our actual results or actions may differ materially from these forward looking statements for many reasons, including factors identified in our periodic reports filed with the Securities and Exchange Commission. Please access our reports at www.sec.gov for more information.